EXHIBIT 4


                                 AMENDMENT NO. 2
              TO WARRANT CERTIFICATES FOR THE PURCHASE OF SHARES OF COMMON STOCK OF AMERICAN MOBILE SATELLITE CORPORATION


      AMENDMENT, dated as of March 31, 1998, to each of those Warrant Certificates dated as of June 28, 1996 (the "Warrants" and capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrants), issued by American Mobile Satellite Corporation (the "Company") to each of Hughes Electronics Corporation, Singapore
Telecommunications Ltd. and Baron Capital Partners, L.P.
(collectively, the "Holders").

                              W I T N E S S E T H:

      WHEREAS, the Company previously issued to the Holders Warrants that represented in the aggregate the right to purchase 5,000,000 shares of Common Stock at an Exercise Price of $24.00 per share;

      WHEREAS, the Company and the Holders previously agreed to Amendment No.1 to the Warrants dated March 27, 1997 ("Amendment No. 1"), which amended the Warrants so that they represented in the aggregate the right to purchase 5,500,000 shares of common stock at an Exercise Price of $13 per share;

      WHEREAS, the Company, the Holders and AMSC Acquisition Company, Inc. are entering into, on the date hereof, a new Guaranty Issuance Agreement related to the restructuring of the Company's existing indebtedness and the issuance of new guaranties by the Holders (the "1998 Guaranty Issuance Agreement").

      WHEREAS, as contemplated by the 1998 Guaranty Issuance Agreement, the parties hereto desire to amend certain terms of the Warrants.

      NOW, THEREFORE, the undersigned parties hereto agree as follows:

      SECTION 1.  Amendments.

            Section 1 of each of the Warrants is hereby amended by

                  (i) modifying the definition of "Exercise Price" to read in its entirety as follows:

                  "Exercise Price" means initially $12.51 per Warrant Share, as adjusted from time to time,



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                  and



                  (ii) modifying the definition of "Expiration Date" to read in its entirety as follows:

            "Expiration Date" means March 31, 2005, at 5:00 p.m. New York City time.

            Section 10C. of each of the Warrants is hereby amended to read in its entirety as follows:

            If as a result of any event or for any other reason, any adjustment is made which increases the number of shares of Common Stock issuable upon conversion, exercise or exchange of, or in the conversion or exercise price or exchange ratio applicable to, any outstanding securities of the Company that are convertible into, or exercisable or exchangeable for, Common Stock of the Company, including, without limitation, any action taken in connection with the warrants dated as of March 31, 1998 issued in connection with the offering by the Company and AMSC Acquisition Company, Inc. ("AMSC Acquisition") of units consisting of 12 1/4% Senior Notes due 2008 of AMSC Acquisition and warrants to purchase Common Stock, then a corresponding adjustment shall be made hereunder to increase the Warrant Share Amount, but only to the extent that no such adjustment has been made pursuant to Sections 10.A of B hereof with respect to such event or for such other reason.

            (c) Section 16 of each of the Warrants is hereby amended by replacing the words "Registration Rights Agreement dated as of June 28, 1996" in the third line thereof with the words "Amended and Restated Registration Rights Agreement dated as of March 31, 1998."



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      SECTION 2. Reaffirmance. Except as expressly amended hereby, the terms of the Warrants remain unchanged and the Warrants, as amended hereby, are in full force and effect.

      SECTION 3. Issuance of Replacement Warrant. Upon the request of any Holder, the Company promptly shall issue a new Warrant, incorporating the amendments effected hereby and the amendments effected by Amendment No. 1, to replace the presently outstanding Warrant held by such Holder.









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      IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment
No. 2 by its duly authorized officer as of the day and year first set forth above.





AMERICAN MOBILE SATELLITE                  SINGAPORE
 CORPORATION                                TELECOMMUNICATIONS LTP.

By:  /s/ Gary M. Parsons                   By:  /s/ Yap Chee Keong
    ------------------------------             --------------------------------
Name: Gary M. Parsons                        Name: Yap Chee Keong
Title: President and Chief                   Title: Group Financial Controller
        Executive Officer


HUGHES ELECTRONICS CORPORATION             BARON CAPITAL PARTNERS, L.P.,
                                            a Delaware limited partnership
By:  /s/ Amnon Carr
    ------------------------------
Name: Amnon Carr
Title: Assistant Treasurer                 By:  Baron Capital Management, Inc.,
                                             a General Partner


                                           By:  /s/ Ronald Brown
                                               -----------------------------
                                           Name: Ronald Brown
                                           Title: President